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The Board of Directors
HDFC Bank Limited
HDFC Bank House
Senapati Bapat Marg, Lower Parel
Mumbai 400013
India

Sirs,


REGISTRATION STATEMENT NO. 333-121096

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated January 8, 2005 related to our review of interim financial information.

Pursuant to rule 436(c) under the Securities Act, 1933 of the United States, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ P.C. Hansotia & Co.

Mumbai, India
January 10, 2005